SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:


    [ ] Preliminary Proxy Statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by Rule
                                           14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12.



                             HERLEY INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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     paid  previously.  Identify the previous filing by  registration  statement number, or the Form or Schedule and the date of its filing.

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
                            ------------------------
                             HERLEY INDUSTRIES, INC.
                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                January 14, 2003
                             ----------------------

To our Stockholders:

     An annual meeting of stockholders will be held at the Grand Hyatt Hotel, Park Avenue at Grand Central, 109 East 42nd Street, New York, New York 10017 on Tuesday, January 14, 2003 beginning at 9:00 a.m. At the meeting, you will be asked to vote on the following matters:

     1. Election of two directors.

     2. Any other matters that properly come before the meeting.

     The above matters are set forth in the Proxy Statement attached to this notice to which your attention is directed.

     If you are a stockholder of record at the close of business on November 22, 2002, you are entitled to vote at the meeting or at any adjournment thereof. This notice and proxy statement are first being mailed to stockholders on or about December 9, 2002.



                               By Order of the Board of Directors,


                               LEE N. BLATT
                               Chairman of the Board

Dated: December 9, 2002
Lancaster, Pennsylvania



WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS DESCRIBED ON THE ENCLOSED PROXY CARD. YOUR PROXY, GIVEN THROUGH THE RETURN OF THE ENCLOSED PROXY CARD, MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE MEETING AND VOTING IN PERSON.

                             HERLEY INDUSTRIES, INC.
                           101 North Pointe Boulevard
                       Lancaster, Pennsylvania 17601-41333
                             ----------------------
                                 PROXY STATEMENT
                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            Tuesday, January 14, 2003

     Our annual meeting of stockholders will be held on Tuesday, January 14, 2003, at the Grand Hyatt Hotel, Park Avenue at Grand Central, 109 East 42nd Street, New York, New York 10017 at 9:00 a.m.. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting.

                                ABOUT THE MEETING

What is being considered at the meeting?

     You will be voting on the following:

     -- election of directors.

     We do not expect to ask you to vote on any other matters at the meeting.

     In addition, our management will report on our performance during fiscal 2002 and respond to your questions.

Who is entitled to vote at the meeting?

     You may vote if you owned stock as of the close of business on November 22, 2002. Each share of stock is entitled to one vote.

How do I vote?

          You can vote in two ways:

     -- by attending the meeting; or
     -- by completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

     Yes, you may change your mind at any time before the vote is taken at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again at the meeting.

What if I return my proxy card but do not include voting instructions?

     Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors.

What does it mean if I receive more than one proxy card?

     It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 800-937-5449.

Will my shares be voted if I do not provide my proxy?

     If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers' unvoted shares on certain
"routine" matters, including the election of directors. When a brokerage firm votes its customer's unvoted shares, these shares are counted for purposes of establishing a quorum. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but will not be counted for any other matters to be voted on because these other matters would not be considered "routine" under the applicable rules.

How many votes must be present to hold the meeting?

     Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of November 22, 2002, must be present at the meeting. This is referred to as a quorum. On November 22, 2002, we had 14,465,665 shares issued and outstanding.

What vote is required to elect directors?

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting on the item will be required to elect each director. Shares not voted, whether by marking "ABSTAIN" or by broker non-vote, will have no effect on the vote for election of directors.

                       PROPOSAL I - ELECTION OF DIRECTORS

     Our certificate of incorporation provides for a board of directors consisting of not less than three nor more than twelve directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. Our board of directors now consists of six directors. The directors in each class are:

        Class I                               Class II                      Class III
        -------                               --------                      ---------
 (To serve until the                     (To serve until the           (To serve until the
  Annual Meeting of                       Annual Meeting of               Annual Meeting of
Stockholders in 2003)                    Stockholders in 2004)          Stockholders in 2005)
--------------------                     ---------------------          --------------------

         Lee N. Blatt                         Myron Levy                   John A. Thonet
Adm. Edward K. Walker, Jr. (Ret.) (1)(2)  Dr. Alvin M. Silver (1)(2)    David H. Lieberman (2)

(1) Member of Compensation and Audit Committees
(2) Member of Corporate Governance Committee

     John A. Thonet and David H. Lieberman, currently directors in Class II and Class III, respectively, are to be elected at this Annual Meeting of
Stockholders to hold office in Class III until the Annual Meeting of Stockholders in 2005 or until their successors are chosen and qualified. Mr. Thonet replaces Adm. Thomas J. Allshouse (deceased) in Class III.

     Unless you indicate otherwise, shares represented by executed proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as directors of the aforesaid nominees (each of whom is now a director) unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the board of directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Nominee Biographies

     Mr. John A. Thonet has been a director since 1991 and President of Thonet Associates, an environmental consulting firm specializing in land planning and zoning matters for the past ten years. Mr. Thonet is the son-in-law of Mr. Blatt.

     Mr. David H. Lieberman has been a director since 1985 and our Secretary since 1994. Mr. Lieberman has been a practicing attorney in the State of New York for more than thirty years and is a member of the firm of Beckman, Lieberman & Barandes, LLP, our general counsel.

Standing Director Biographies

     Mr. Lee N. Blatt is a co-founder of Herley and has been our Chairman of the Board since its organization in 1965. Mr. Blatt holds a Bachelors Degree in Electrical Engineering from Syracuse University and a Masters Degree in Business Administration from City College of New York.

     Admiral Edward K. Walker, Jr. (Ret.) has been a director since October 1997. Since his retirement from the United States Navy in 1988, Admiral Walker has been the Director of Corporate Strategy for Resource Consultants, Inc., a privately held corporation supporting the Department of Defense, and other government agencies. Prior to his retirement from the United States Navy, Admiral Walker served for 34 years in various naval officer positions, including Commander of the Naval Supply Systems Command, and Chief of Supply Corps. Admiral Walker holds a Bachelors Degree from the United States Naval Academy and Masters Degree in Business Administration from The George Washington University.

     Mr. Myron Levy has been our Chief Executive Officer since August 2001. Prior thereto, Mr. Levy served as President since June 1993, as Executive Vice President and Treasurer since May 1991, and as Vice President for Business Operations and Treasurer since October 1988. For more than ten years prior to joining the Company, Mr. Levy, a certified public accountant, was employed in various executive capacities, including Vice-President, by Griffon Corporation (formerly Instrument Systems Corporation).

     Dr. Alvin M. Silver has been a director since October 1997. Since 1977, Dr. Silver has been Executive Vice President of the Ademco Division of Pittway Corporation. Dr. Silver holds a Bachelors Degree in Industrial Engineering from Columbia University, a Masters Degree in Industrial Engineering from Stevens Institute of Technology and a Doctor of Engineering Science Degree in Industrial Engineering/Operations Research from Columbia University. Dr. Silver is a Professor at the Frank G. Zarb School of Business of Hofstra University.

Directors' compensation

     Directors who are not our employees receive an annual fee of $7,500 and a fee of $1,500 for each interim board of directors or committee meeting attended.

     During the fiscal year ended July 28, 2002 there were

     -- six meetings of the Board of Directors
     -- four meetings of the Audit Committee
     -- one meeting of the Compensation Committee

     Our Audit Committee is involved in discussions with management and our independent public accountants with respect to financial reporting and our internal accounting controls. The committee recommends to the Board the appointment of the independent auditors. The independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. Our Compensation Committee administers inactive compensation plans, including stock option plans, options to officers and employees and establishes the compensation structure for executives of our company. See "Compensation Committee Report on Executive Compensation." Our Corporate Governance Committee, which was formed in September 2002, is responsible for establishing and maintaining procedures for receiving, investigating and reporting of information and reports concerning alleged violations of our Corporate Code of Business Ethics. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the committees on which he served.

                               SECURITY OWNERSHIP

     The following table sets forth the indicated information as of October 28, 2002 with respect to the beneficial ownership of our securities by: (i) all persons known to us to be beneficial owners of more than 5% of the outstanding shares of common stock, (ii) each director and named executive officer of the company, and (iii) by all executive officers and directors as a group:

                                                                        Shares of Common
                                                                        Stock Beneficially
                                                             Director   Owned (1)
Name                                         Age             Since      Shares       Percent
---                                          ---             -----      ------       -------
Lee N. Blatt (2) (5)                          74              1965       1,483,520     9.5%
Myron Levy (3) (5)                            62              1992       1,331,615     8.6%
John M. Kelley (5)                            49              -             16,823
Howard M. Eckstein (5)                        51              -             42,900
Mitchell Tuckman (5)                          52              -             14,250
David H. Lieberman (5)                        57              1985          38,900
John A. Thonet (4) (5)                        52              1991         103,038
Alvin M. Silver (5)                           71              1997          77,500
Adm. Edward K. Walker, Jr. (Ret.) (5)         69              1997          51,000
RS Investments & Associates (6)                -              -          1,016,350     7.0%
John Hancock Financial Services, Inc. (7)      -              -            784,700     5.4%
Directors and executive
  officers  as a group
  (9 persons)                                                            3,159,546    18.8%

---------

(1) No executive officer or director owns more than one percent of the outstanding shares of common stock unless otherwise indicated. Ownership represents sole voting and investment power.

(2) Does not include an aggregate of 458,902 shares owned by family members, including Hannah Thonet, Rebecca Thonet, Kathi Thonet, Randi Rossignol, Max Rossignol, Henry Rossignol, Patrick Rossignol and Allyson Brenner, of which Mr. Blatt disclaims beneficial ownership.

(3) Does not include an aggregate of 80,000 shares owned by family members, including Ronni Roth, Samantha Roth, Zachary Roth, Stephanie Steren, Ian Steren, and Jack Steren, of which Mr. Levy disclaims beneficial ownership.

(4) Does not include 155,998 shares, owned by Mr. Thonet's children, Hannah and Rebecca Thonet, and 32,417 shares owned by his wife, Kathi Thonet. Mr. Thonet disclaims beneficial ownership of these shares.

(5) Includes shares subject to options exercisable within the 60 days after October 28, 2002 at prices ranging from $4.0625 to $19.52 per share pursuant to the Company's Stock Plans: Lee N. Blatt - 1,101,000, Myron Levy
     - 875,000, John M. Kelley - 11,400, Howard Eckstein - 42,900, Mitchell Tuckman - 12,750, David H. Lieberman - 38,000, John A. Thonet - 82,500, Alvin M. Silver - 72,500, Edward K. Walker - 49,500.

(6)  Address is 388 Market Street, San Francisco, CA 94111-5312.

(7)  Address is 101 Huntington Avenue, Boston, MA 02199-7603.

                                   MANAGEMENT

     Our officers are:

Name                     Position held with Company
-----                    --------------------------

Lee N. Blatt             Chairman of the Board
Myron Levy               Chief Executive Officer and Director
John M. Kelley           Executive Vice President
Howard M. Eckstein       Senior Vice President
Mitchell Tuckman         Senior Vice President
William Wilson           Senior Vice President
Rozalie Schachter        Senior Vice President
Anello C. Garefino       Vice President-Finance, Treasurer and Chief
                         Financial Officer
David H. Lieberman       Secretary and Director

     Mr. John Kelley was appointed Executive Vice President in July 2002. Prior thereto, Mr. Kelley served as Senior Vice President since July 2000, and as Vice President/Director of Corporate Communications since March 2000. Mr. Kelley joined us in December 1998 as Director of Investor Relations. Prior to joining Herley, Mr. Kelley had fifteen years of banking experience, most recently serving as Vice President at First Capital Bank. Mr. Kelley earned his Bachelor of Science Degree in Business Administration from the University of Arizona, Tucson Arizona with Graduate Degree Studies at UCLA.

     Mr. Howard M. Eckstein was appointed Senior Vice President in July 2000, and served as Vice President and General Manager, Herley Vega since December 1998, and was Vice President-New Product Development upon joining us in April 1998. Mr. Eckstein has over 25 years experience in the design and development of aerospace telemetry equipment and systems. Mr. Eckstein served from 1992 to 1998 as Vice President - Advanced Products for L3 Communications, and as Vice President - Engineering from 1986 to 1992. Mr. Eckstein earned his Bachelors Degree in Electrical Engineering from the Pennsylvania State University and holds a Masters Degree in Technology Management from the Wharton School, University of Pennsylvania.

     Mr. Mitchell Tuckman was appointed Senior Vice President in July 2000, and served as our Vice President since the acquisition of General Microwave Corporation ("GMC") in January 1999. At the time of the acquisition, Mr. Tuckman was President - Chief Executive Officer of GMC since March, 1995. He was Executive Vice President and Chief Operating Officer of GMC from August, 1994 until March, 1995. From June, 1993 until August, 1994, Mr. Tuckman was Vice President-Microwave Engineering of GMC. Prior to that, he was Chief Microwave Engineer of GMC.

     Mr. William Wilson has been employed as Senior Vice President since January 2002. From 1991 until his employment with us, Mr. Wilson held several executive positions with the Litton Laser Systems, a division of Northrop Grumman including, Vice President of Technical Operations and Special Projects from 1998 until January 2002. Mr. Wilson holds a Bachelors Degree in Engineering from the University of Arkansas.

     Dr. Rozalie Schachter was appointed Senior Vice President in August 2001, and served as Vice President since May 2000. Dr. Schachter joined General Microwave in 1990 and was Vice President, Business Development when we acquired General Microwave in January 1999. Prior to joining General Microwave Dr. Schachter held positions as Technical Director and Group Leader at American Cyanamid Co. and Stauffer Chemical Co., respectively. Dr. Schachter received her Bachelor of Science Degree from Brooklyn College in 1968, a Masters Degree from Yeshiva University in 1970 and a PHD in Physics from New York University in 1979.

     Mr. Anello C. Garefino has been employed by us in various executive capacities for more than the past five years. Mr. Garefino, a certified public accountant, was appointed Vice President-Finance, Treasurer and Chief Financial Officer in June 1993. From 1987 to January 1990, Mr. Garefino was Corporate Controller of Exide Corporation. Mr. Garefino earned his Bachelor of Science Degree in Accounting from Rider University in 1969.

Executive Compensation

     The following table sets forth the annual and long-term compensation with respect to our Chairman, Chief Executive Officer, and our three most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for services rendered for the fiscal years ended July 28, 2002, July 29, 2001 and July 30, 2000.

                                      Summary Compensation Table

                        Annual Compensation (1)             Long-Term Compensation
                 ----------------------------------  ----------------------------------
Name and                                              Securities
Principal        Fiscal                               Underlying           All Other
Position          Year       Salary (2)   Bonus (3)   Options/SARs (4)    Compensation
----------------------------------------------------------------------------------------

Lee N. Blatt      2002     $ 637,162    $ 546,000      500,000  (5)       $ 5,000 (8)
Chairman of       2001       630,959         -         150,000  (6)         4,800 (8)
the Board         2000       637,879      539,619      225,000  (7)         4,800

Myron Levy        2002     $ 470,162    $ 410,000      500,000  (5)       $ 7,376 (8)
Chief Executive   2001       465,593         -         150,000  (6)         6,348 (8)
Officer           2000       471,590      431,695      225,000  (7)         6,924

John M. Kelley    2002     $ 116,354    $  25,000       29,500  (5)       $ 4,182 (8)
Executive         2001        97,316       25,000       15,000  (6)         3,562 (8)
Vice President    2000        95,246       21,000       15,000  (7)         3,243

Howard Eckstein   2002     $ 166,357    $  25,000       29,500  (5)       $ 5,458 (8)
Senior            2001       145,972       25,000       15,000  (6)         5,250 (8)
Vice President    2000       120,016       20,000       15,000  (7)         4,402

Mitchell Tuckman  2002     $ 175,000    $  25,000       20,000  (5)       $ 5,345 (8)
Senior            2001       173,269       6,875        11,250  (6)         5,140 (8)
Vice President    2000       160,000        -           15,000  (7)         5,059

-------
(1) Does not include Other Annual Compensation because amounts of certain perquisites and other non-cash benefits provided by us do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.
(2) Amounts set forth herein include cost of living adjustments for Messrs. Blatt and Levy under employment contracts.
(3) Represents for Messrs. Blatt and Levy incentive compensation under employment agreements. The incentive under the contracts was waived by these individuals for fiscal year 2001.
(4) Adjusted to give effect to a three-for-two stock split on September 10, 2001.
(5) Consisting of the following options issued in December 2001 for the right to purchase Common Stock of the Company at a price of $13.10: Lee N. Blatt
     - 250,000, Myron Levy - 250,000, John M. Kelley - 12,000, Howard Eckstein - 12,000, and Mitchell Tuckman - 7,500; and options issued in May 2002 for the right to purchase Common Stock of the Company at a price of $19.52: Lee
     N. Blatt - 250,000, Myron Levy - 250,000, John M. Kelley - 17,500, Howard Eckstein - 17,500, and Mitchell Tuckman - 12,500
(6) Consisting of the following options issued in March 2001 for the right to purchase Common Stock of the Company at a price of $8.3753: Lee N. Blatt - 150,000, Myron Levy - 150,000, John M. Kelley - 15,000, Howard Eckstein - 15,000, and Mitchell Tuckman - 11,250.


(7) Consisting of the following options issued in May 2000 for the right to purchase Common Stock of the Company at a price of $10.4587: Lee N. Blatt - 225,000, Myron Levy - 225,000, John M. Kelley - 15,000, Howard Eckstein - 15,000, and Mitchell Tuckman - 15,000.
(8)  All Other Compensation  includes: (a) group term life insurance as follows:
     $2,376 for Mr. Levy, $278 for Mr. Kelley, $458 for Mr. Eckstein, and $345 for Mr. Tuckman, and (b) contributions to the Company's 401(k) Plan as a pre-tax salary deferral as follows: $5,000 for each of Messrs. Blatt, Levy, Eckstein and Tuckman, and $3,904 fo Mr. Kelley.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth certain information concerning the stock options granted to the named executive officers during fiscal 2002.

                                Individual Grants (1)
                --------------------------------------------------------
                   Number of                                                      Potential Realized Value at
                  Securities     % of Total                                       Assumed Annual Rates of
                  Underlying   Options Issued      Exercise                       Stock Price Appreciation
                    Options    to Employees in      Price     Expiration                Option Term (4)
Name              Granted(2)   Fiscal Year(3)       ($/Sh)       Date          0%            5%             10%
----              ----------   ---------------     --------   ----------       --            --             ---

Lee N. Blatt         250,000       19              $ 13.10     12/03/11       $ 0.00     $ 2,059,630     $ 5,219,507
                     250,000       19              $ 19.52      5/21/12       $ 0.00     $ 3,069,006     $ 7,777,463

Myron Levy           250,000       19              $ 13.10     12/03/11       $ 0.00     $ 2,059,630     $ 5,219,507
                     250,000       19              $ 19.52      5/21/12       $ 0.00     $ 3,069,006     $ 7,777,463

John M. Kelley        12,000        1              $ 13.10      1/03/07       $ 0.00     $    44,265     $    98,030
                      17,500        1              $ 19.52      8/21/07       $ 0.00     $    99,772     $   221,927

Howard Eckstein       12,000        1              $ 13.10      1/03/07       $ 0.00     $    44,265     $    98,030
                      17,500        1              $ 19.52      8/21/07       $ 0.00     $    99,772     $   221,927

Mitchell Tuckman       7,500        1              $ 13.10      1/03/07       $ 0.00     $    27,665     $    61,269
                      12,500        1              $ 19.52      8/21/07       $ 0.00     $    71,266     $   158,519

--------
(1) Adjusted to give effect to a three-for-two stock split on September 10, 2001.
(2) Options were issued in fiscal 2002 at 100% of the closing price of our common stock on dates of issue and vest as follows: Lee N. Blatt and Myron Levy- at date of grant, John M. Kelley, Howard Eckstein and Mitchell Tuckman - one fifth of the options vest one year from date of grant and one fifth each year thereafter.
(3) Total options issued in fiscal 2002 to employees were for 1,309,250 shares of common stock, and to outside directors were for 97,500 shares of common stock.
(4) The amounts under the columns labeled "5%" and "10%" are included by us pursuant to certain rules promulgated by the Commission and are not intended to forecast future appreciation, if any, in the price of the common stock. Such amounts are based on the assumption that the named persons hold the options for the full term of the options. The actual value of the options will vary in accordance with the market price of the common stock. The column headed "0%" is included to demonstrate that the options were issued with an exercise price greater than or equal to the trading price of the Common Stock so that the holders of the options will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

Aggregate   Option/SAR  Exercises  in  Last  Fiscal  Year  and  Fiscal  Year-End
Option/SAR Values

     The following table sets forth stock options exercised during fiscal 2002 and all unexercised stock options and warrants held by the named executive officers as of July 28, 2002.

                                                                                   Value of
                                                Number of Unexercised       Unexercised In the-Money
                  Shares                         Options and Warrants          Options and Warrants
                Acquired on       Value         at Fiscal Year-End (2)      at Fiscal Year-End (2) (3)
Name            Exercise(#)   Realized($)(1)  Exercisable  Unexercisable   Exercisable   Unexercisable
----            ----------    -------------   -----------  -------------   -----------   -------------
Lee N. Blatt      398,999     $ 4,635,401          851,000     250,000      $ 5,797,398    $ 1,492,500
Myron Levy        624,999       6,762,231          625,000     250,000        3,541,748      1,492,500
John M. Kelley      6,000          87,018            7,500      53,500           79,024        312,938
Howard Eckstein      -                -             36,000      57,250          373,092        349,813
Mitchell Tuckman   19,500         156,124           11,250      44,000          102,771        271,403
--------

(1)Values are calculated by subtracting the exercise price from the trading price of the common stock as of the exercise date.
(2)Adjusted to give effect to a three-for-two stock split on September 10, 2001.
(3)Based upon the closing price of the common stock of $19.07 on July 28, 2002.

Employment Agreements

     Lee N. Blatt has entered into an employment agreement with us, dated as of July 29, 2002 which expires December 31, 2007, subject to extension for additional one-year periods annually each January 1 with a final expiration date of December 31, 2010. The agreement provides for an annual salary as of July 29, 2002 of $736,868 and provides for a semi-annual cost of living adjustment based on the consumer price index. The agreement also provides for incentive compensation at 4% in the aggregate of our pretax income. Incentive compensation earned for fiscal year ended July 28, 2002 was $546,000. At the end of the employment period, the agreement provides for a five-year consulting period at an annual compensation rate equivalent to one-half of Mr. Blatt's annual salary in effect at the end of the employment period, subject to annual cost of living adjustments.

     Myron Levy has entered into an employment agreement with us, dated as of July 29, 2002 which expires December 31, 2007, subject to extension for additional one-year periods annually each January 1 with a final expiration date of December 31, 2010. The agreement provides for an annual salary as of July 29, 2002 of $589,946 and provides for a semi-annual cost of living adjustment based on the consumer price index. The agreement also provides for incentive compensation at 3% in the aggregate of our pretax income. Incentive compensation earned for fiscal year ended July 28, 2002 was $410,000. At the end of the employment period, the agreement provides for a ten-year consulting period at an annual compensation rate equivalent to one-half of Mr. Levy's annual salary in effect at the end of the employment period, subject to annual cost of living adjustments.

     The employment agreements with Messrs. Blatt and Levy provide for certain payments following death or disability, and also provide that, in the event there is a change in control of the Company, as defined, the executives have the option to terminate the agreements and receive a lump-sum payment equal to the sum of the salary payable for the remainder of the employment term, plus the annual bonuses (based on the average of the three highest annual bonuses awarded during the ten preceding years) for the remainder of the employment term. As of July 29, 2002, the amount payable in the event of such termination would be approximately $12,416,000.

     Messrs. Kelley, Eckstein and Tuckman have each entered into a severance agreement with us, dated September 12, 2002, which provides that in the event of a change in our control, as defined, prior to September 30, 2004, each is entitled to two years' base salary. The base salary of each executive as of October 11, 2002 is as follows: Mr. Kelley $200,000, Mr. Eckstein $200,000, and Mr. Tuckman $175,000.

Indemnification Agreements

     We have entered into separate indemnification agreements with our officers and directors. We have agreed to provide indemnification with regard to certain legal proceedings so long as the indemnified officer or director has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We only provided indemnification for expenses, judgments, fines and amounts paid in settlement actually incurred by the relevant officer or director, or on his or her behalf, arising out of proceedings brought against such officer or director by reason of his or her corporate status.

Certain Transactions

     In connection with the move of the Amityville facilities of GMC in September 1999, we entered into a 10-year lease agreement with a partnership owned by the children of certain of our executive officers. The lease provides for initial minimum annual rent of $312,390 subject to escalation of approximately 4% annually throughout the 10-year term. Additionally, in March 2000, we entered into another 10-year lease with the same partnership for additional space. The initial minimum annual rent of $92,000 is subject to escalation of approximately 4% annually.

Equity Compensation Plan Information

     The following table sets forth the indicated information as of July 28, 2002 with respect to our equity compensation plans:

                                                                                    (c)
                                                                            Number of securities
                                (a)                                          Remaining available
                         Number of securities               (b)              for future issuance
                           to be issued upon         Weighted-average            under equity
                             exercise of             exercise price of        compensation plans
                          outstanding options,      outstanding options,     (excluding securities
Plan category             warrants and rights       warrants and rights      reflected in column (a))
-------------             -------------------       -------------------      -----------------------

Equity compensation
Plans approved by
security holders                3,399,171                  11.95                    140,558

Equity compensation
plans not approved
by security holders                28,005                   8.01                       -

Total                           3,427,176                  11.92                    140,558

     The following information about our stock plans and warrant agreements reflect our three-for- two stock split as of September 10, 2001.

     1996 Stock Option Plan. The 1996 Stock Option Plan covers 1,000,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the compensation committee or the board of directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant. Options for 7,007 shares of common stock were granted during the fiscal year ended July 28, 2002. At July 28, 2002, non-qualified options to purchase 28,005 shares of common stock were outstanding under this plan.

     1997 Stock Option Plan. The 1997 Stock Option Plan covers 2,500,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the compensation committee or the board of directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant, subject to certain restrictions. Options for 21,151 shares of common stock were granted during the fiscal year ended July 28, 2002. At July 28, 2002, options to purchase 480,979 shares of common stock were outstanding under this plan.

     1998 Stock Option Plan. The 1998 Stock Option Plan covers 2,250,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of our stock are at least 110% of market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the compensation committee or the board of directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant, subject to certain restrictions. Options for 368,342 shares of common stock were granted during the fiscal year ended July 28, 2002. At July 28, 2002, options to purchase 1,557,942 shares of common stock were outstanding under this plan.

     2000 Stock Option Plan. The 2000 Stock Option Plan covers 1,500,000 shares of common stock. Options granted under the plan are non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the compensation committee or the board of directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant, subject to certain restrictions. Options for 1,010,250 shares of common stock were granted during the fiscal year ended July 28, 2002. At July 28, 2002, options to purchase 1,360,250 shares of common stock were outstanding under this plan.

     On December 3, 2001, we issued ten year options to purchase 250,000 shares of common stock at a price of $13.10 per share, the fair market value at the date of grant, under these plans to each of Lee N. Blatt and Myron Levy, which options vest at grant date, and five year options for 12,000 shares of common stock at a price of $13.10 per share to each of John M. Kelley and Howard Eckstein, and options for 7,500 shares to Mitchell Tuckman. One-fifth of the five-year options will vest on each anniversary of the date of grant.

     On May 21, 2002, we issued ten year options to purchase 250,000 shares of common stock at a price of $19.52 per share, the fair market value at the date of grant, under these plans to each of Lee N. Blatt and Myron Levy, which options vest at grant date, and five year options for 17,500 shares of common stock at a price of $19.52 per share to each of John M. Kelley and Howard Eckstein, and options for 15,500 shares to Mitchell Tuckman. One-fifth of the five-year options will vest on each anniversary of the date of grant.

     Warrant Agreements. In December 1995, warrants were issued to certain officers for the right to acquire 440,000 shares of common stock at an exercise price of $3.09 per share at date of issue. These warrants expire December 13, 2005. During fiscal year 2002 Messrs. Blatt and Levy gifted an aggregate of 300,000 warrants to family members. All warrants have been exercised as of July 28, 2002.

EMPLOYEE SAVINGS PLAN

     We maintain an Employee  Savings Plan that qualifies as a thrift plan under
Section 401(k) of the Internal Revenue Code. This plan allows employees to contribute between 2% and 15% of their salaries to the plan. At our discretion, we can contribute 100% of the first 2% of the employees' salary so contributed and 25% of the next 4% of salary. Additional contributions can be made by us, depending on profits. The aggregate benefit payable to an employee depends upon the employee's rate of contribution, the earnings of the fund, and the length of time such employee continues as a participant. We recognized expenses of approximately $533,000, $164,000 and $415,000 for the 52 weeks ended July 28, 2002, July 29, 2001 and July 30, 2000, respectively. For the year ended July 28, 2002, $5,000 was contributed by us to this plan for each of Messrs. Blatt, Levy, Eckstein and Tuckman, and $3,904 for Mr. Kelley. A total of $33,499 was contributed for all officers and directors as a group.


Board of Directors Interlocks and Insider Participation

     In fiscal 2002, our Compensation Committee consisted of Messrs. Edward K. Walker, Jr., Alvin M. Silver, and Thomas J. Allshouse (deceased). None of these persons were our officers or employees during fiscal 2002 nor had any relationship requiring disclosures in this Proxy Statement.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act.

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of our executive officers is generally determined by the Compensation Committee of the Board of Directors, subject to applicable employment agreements and incentive plans. Each member of the Compensation Committee is a director who is not employed by us or any of our affiliates. The following report with respect to certain compensation paid or awarded to our executive officers during fiscal 2002 is furnished by the directors who comprised the Compensation Committee during fiscal 2002.

Executive Compensation Objectives

     Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is our policy to provide incentives to its senior management on a cost-effective and tax efficient basis to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our businesses. To attain these objectives, our executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation. See "Management Employment Agreements."

     Stock options are granted to employees, including our executive officers, by the Compensation Committee under our stock option plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing our company from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to at least the market value of common stock on the date of grant and have a maximum term of ten years. Among our executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on our profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

     From time to time, the Compensation Committee utilizes the services of independent consultants to perform analyses and to make recommendations to the Committee relative to executive compensation matters. No compensation consultant is paid on a retainer basis.

Determining Executive Officer Compensation

     The Compensation Committee annually establishes, subject to the approval of the Board of Directors and any applicable employment agreements, the salaries which will be paid to our executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by us, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

     For fiscal 2002, pursuant to the terms of his employment agreement with us, Mr. Myron Levy, our Chief Executive Officer, received a base salary, stock options, and an incentive bonus based on our Consolidated Pretax Earnings. In May 2002, the Compensation Committee reviewed the terms of the existing employment agreement of Mr. Levy and determined to enter into a new employment agreement effective July 29, 2002. See "Management Employment Agreements." Mr. Levy was also granted certain stock options based on his performance and to maximize long-term shareholder value. Mr. John M. Kelley, Executive Vice President, received a base salary, bonus, and a grant of stock options. Mr. Howard Eckstein, a Senior Vice President, received a base salary, bonus and a grant of stock options. Mr. Mitchell Tuckman, a Senior Vice President, received a base salary, bonus and a grant of stock options. The Compensation Committee determined that the base salaries, bonus and grant of stock options were appropriate given our financial performance, the substantial contributions made by Messrs. Levy, Kelley, Eckstein and Tuckman. to such performance and the compensation levels of executives at companies competitive with us.

Compensation of Chairman

     For fiscal 2002, pursuant to the terms of his employment agreement with us, Mr. Lee N. Blatt, our Chairman, received a base salary, stock options, and an incentive bonus based on our Consolidated Pretax Earnings. In May 2002, the Compensation Committee reviewed the terms of the existing employment agreement of Mr. Blatt and determined to enter into a new employment agreement effective July 29, 2002. See "Management Employment Agreements." The Compensation Committee granted to Mr. Blatt options to purchase common stock. The

Compensation Committee believes that his new employment agreement and awarding of stock options to Mr. Blatt were appropriate based upon our financial performance, the substantial contributions made by Mr. Blatt to such performance and the compensation levels of companies competitive with us.

Tax Considerations

     As noted above, one of our objectives is to maintain cost-effective and tax efficient executive compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction to $1 million for compensation paid to any one of the named executive officers identified in this proxy statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be approved by stockholders. Our stock option plans, which have been approved by stockholders, are designed to meet these requirements. The Committee's policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of our company and our stockholders, but which may not always qualify for full tax deductibility.

    The Compensation Committee:        Edward K. Walker
                                       Alvin M. Silver
                                       Thomas J. Allshouse

                             AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management our audited financial statements as of and for the year ended July 28, 2002.

     The Committee has also received and reviewed the written disclosures and the letter from the independent auditors, Deloitte & Touche LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended July 28, 2002 for filing with the Securities and Exchange Commission.

     The Audit Committee has also reviewed and discussed the fees paid to Arthur Andersen LLP (our Company's former independent auditors) during the last fiscal year for audit and non-audit services, which are set forth under "Audit Fees" and has considered whether the provision of the non-audit services is compatible with the firm's independence and has concluded that it is.

    The Audit Committee:          Edward K. Walker
                                  Alvin M. Silver
                                  Thomas J. Allshouse

Independence of Audit Committee

    In fiscal 2002, our Audit Committee consisted of Edward K. Walker, Alvin M. Silver and Thomas J. Allshouse - Chairman, all of whom were independent within the meaning of applicable rules and regulations.

                                   AUDIT FEES

General

     For fiscal 2002, Deloitte & Touche LLP's audit fees were approximately $112,000. Fees paid to our former independent auditors, Arthur Andersen LLP, in fiscal 2002 were in the aggregate amount of approximately $275,000, of which approximately $205,000 were fees for the fiscal 2001 audit and tax return preparation, including audits of other entities within the consolidated group for filing purposes; $14,000 for fiscal 2002 quarterly reviews; and other services of approximately $56,000 in connection with the registration statement filed by us in April 2002. Deloitte & Touche LLP did not render any services related to financial information systems design and implementation during fiscal 2002.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP acted as our independent public accountants for the fiscal year ended July 28, 2002 and has been selected by the board of directors, upon the recommendation of the Audit Committee, to continue to act as our independent public accountants for the 2003 fiscal year.

     A representative of Deloitte & Touche LLP plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission
(the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). These Reporting Persons are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

     Based solely upon our review of the copies of the forms it has received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2002.

                            COMMON STOCK PERFORMANCE

     The following graph sets forth the cumulative total stockholder return to our stockholders during the five year period ended July 28, 2002 as well as an overall stock market index (NASDAQ Stock Market-US) and the Company's peer group index (S&P Aerospace/Defense):

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG HERLEY INDUSTRIES, INC., THE NASDAQ STOCK MARKET-US INDEX AND
                        THE S & P AEROSPACE/DEFENSE INDEX

                                          Cumulative Total Return
                            -----------------------------------------------------
                             7/97      7/98      7/99     7/00     7/01     7/02
HERLEY INDUSTRIES, INC.     100.00     95.50    133.33   172.97   161.54   295.49
NASDAQ STOCK MARKET (U.S.)  100.00    117.68    168.18   239.52   128.56    84.94
S & P AEROSPACE/DEFENSE     100.00     86.67    105.91    79.64    97.81    95.96

* $100 invested on July 31, 1997 in stock or index, including reinvestment of dividends. Fiscal year ending July 31.

                            MISCELLANEOUS INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any business other than specified above to come before the meeting, but, if any other business does lawfully come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto, in accordance with their judgment.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company may also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of stock held by record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.

     Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than July 31, 2003 to be considered for inclusion in the Company's next Proxy Statement.

     A copy of the Company's Annual Report for the fiscal year ended July 28, 2002 has been provided to all stockholders as of the Record Date. The Annual Report is not to be considered as proxy soliciting material.



                              By Order of the Board of Directors,

                                       LEE N. BLATT
                                   Chairman of the Board

Dated:  December 9, 2002
        Lancaster, Pennsylvania

HERLEY INDUSTRIES,  The undersigned hereby appoints Lee N. Blatt and Adm. Edward
INC. K. Walker, Jr. (Ret.), or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in HERLEY INDUSTRIES, INC., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held January 14, 2003 and any adjournments thereof.

The Board of Directors recommends a vote FOR the following proposals:

1.   Election of nominees listed at right, as set forth in the proxy statement:
                    Nominees:

                         John A. Thonet
                         David H. Lieberman

  [   ]  FOR all nominees at right      [   ] WITHHOLD AUTHORITY to vote

     (Instruction: To withhold authority to vote for any individual nominee, print the nominee's name on the line provided below)


2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

                  (Continued and to be signed on reverse side)
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE LEFT HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE.

Dated:  __________________

                     _____________________________________________________[L.S.]

                     _____________________________________________________[L.S.]

                    (Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE